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For immediate release:

Contacts:
Patrick A. Reynolds                                James B. Lipham
Director of Investor Relations                     Chief Financial Officer
(706) 649-4973                                     (706) 649-2262

                         TSYS Announces Share Repurchase
            TSYS To Purchase Up To Five Percent of Outstanding Float

Columbus, Ga., Oct. 4, 1999 - Total System Services, Inc., (NYSE: "TSS") (TSYS), today announced a plan to repurchase up to 1.5 million shares of its common stock from time to time and at various prices over the next 24 months. Shares repurchased could be used to fund TSYS' various stock option and other compensation arrangements, or used for other general corporate purposes, including potential acquisitions. The maximum of 1.5 million shares which could be repurchased under the plan announced today represents approximately five percent of the shares of TSYS common stock held by shareholders other than TSYS' affiliates, including Synovus Financial Corp.

     TSYS Chairman of the Board and CEO Richard W. Ussery, said "We believe TSYS' shares represent an outstanding investment opportunity at current price levels."

     TSYS is a global processor of data, transactions and payments for credit, debit, commercial and private-label card issuers. TSYS' sophisticated systems offer on-line accounting, data processing, electronic commerce services, portfolio management, account acquisition, credit evaluation, risk management and customer service. Through our family of companies, TSYS services the entire lifecycle of accounts, processing more than 196.7 million accounts for an estimated 275.3 million cardholders who use their cards any time, anywhere. Headquartered in Columbus, Ga., TSYS (www.totalsystem.com) is an 80.8 percent owned subsidiary of Synovus Financial Corp. (NYSE: "SNV") (www.synovus.com) named the Best Company to Work for in America by FORTUNE magazine.

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